Exhibit 99.1

PerkinElmer Announces Financial Results for the Fourth Quarter of 2010

WALTHAM, Mass.--(BUSINESS WIRE)--February 3, 2011--PerkinElmer, Inc. (NYSE: PKI):

  Revenue from continuing operations of $470 million, reported growth of 10% and organic revenue growth of 9%
  GAAP earnings per share from continuing operations of $0.36; Adjusted earnings per share of $0.44, up 19%
  Completed the divestiture of the Illumination and Detection Solutions business resulting in a pre-tax gain of $315 million

PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today reported financial results for the fourth quarter ended January 2, 2011. The Company reported GAAP earnings per share from continuing operations of $0.36, as compared to $0.28 in the fourth quarter of 2009. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.44, exceeding the Company’s prior guidance of $0.40-$0.42, representing an increase of 19% as compared to the fourth quarter of 2009.

The Company completed the divestiture of its Illumination and Detection Solutions business in the fourth quarter of 2010. This transaction resulted in a pre-tax gain of $315.3 million in the fourth quarter of 2010 which is accounted for in the results from discontinued operations.

Revenue from continuing operations in the fourth quarter of 2010 was $470.0 million, up 10% as compared to the same period a year ago. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 9% as compared to the fourth quarter of 2009. Revenue from continuing operations in the Human and Environmental Health segments increased by 12% and 8%, respectively, as compared to the same period a year ago. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 10% in the Human Health segment and 9% in the Environmental Health segment compared to the fourth quarter of 2009.

“Our fourth quarter results complete an excellent year for PerkinElmer as we generated strong growth in revenue, adjusted earnings per share and cash flow in 2010,” said Robert Friel, chairman and chief executive officer of PerkinElmer. “Looking ahead to 2011, we will continue to remain focused on increasing the growth profile of the Company and employing a dedicated approach to improving our operating margins while investing in new technologies, software and services that advance human and environmental health.”

Operating profit from continuing operations for the fourth quarter of 2010 was $48.3 million, as compared to $49.6 million for the same period a year ago. Adjusted operating profit, which includes the adjustments noted in the attached reconciliation, increased by 60 basis points as a percentage of revenue to $74.2 million, as compared to $65.2 million in the fourth quarter of 2009.

Financial Overview by Reporting Segment

Human Health:

  Revenue from continuing operations of $215.7 million for the fourth quarter of 2010, as compared to $193.0 million for the fourth quarter of 2009.
  Operating profit of $23.9 million, as compared to $24.6 million for the same period a year ago.
  Adjusted operating profit of $41.1 million, as compared to $37.0 million in the fourth quarter of 2009.

Environmental Health:

  Revenue from continuing operations of $254.2 million for the fourth quarter of 2010, as compared to $235.5 million for the fourth quarter of 2009.
  Operating profit of $30.5 million, as compared to $33.1 million for the same period a year ago.
  Adjusted operating profit of $39.1 million, as compared to $36.3 million in the fourth quarter of 2009.

For the full year 2010, revenue from continuing operations was $1.7 billion, up 10% as compared to the full year 2009. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 8% as compared to the full year 2009. Operating profit for the full year 2010 was $153.6 million, an increase of 26% as compared to the full year 2009. Adjusted operating profit margin, which includes the adjustments noted in the attached reconciliation, was 13.7%, an increase of approximately 100 basis points as compared to the full year 2009. The Company reported GAAP earnings per share from continuing operations of $1.15, as compared to $0.64 for the full year 2009. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $1.33, representing an increase of 24% as compared to the full year 2009.

Financial Guidance

For the full year 2011, the Company forecasts organic revenue to increase in the mid single digit range relative to 2010. The Company forecasts GAAP earnings per share from continuing operations in the range of $1.19 to $1.27 and on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, the Company forecasts adjusted earnings per share in the range of $1.56 to $1.64.

Conference Call Information

The Company will discuss its fourth quarter results and its outlook for business trends in a conference call on February 3, 2011 at 5:00 p.m. Eastern Time (ET). To access the call, please dial (857) 350-1602 prior to the scheduled conference call time and provide the access code 57048300. A playback of this conference call will be available beginning 8:00 p.m. ET, Thursday, February 3, 2011. The playback phone number is (617) 801-6888 and the code number is 44062054.

A live audio webcast of the call will be available on the Investor section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products decline or do not grow as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or to successfully divest businesses; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products may expose us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) restrictions in our credit agreements; (19) our ability to realize the full value of our intangible assets; (20) significant fluctuations in our stock price; (21) reduction or elimination of dividends on our common stock; and (22) other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The Company reported revenue of approximately $1.7 billion in 2010, has about 6,200 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010

Sales	$469,970	$428,476	$1,704,346	$1,550,766

Cost of sales	261,641	234,633	945,715	851,784
Research and development expenses	25,612	23,654	95,409	90,781
Selling, general and administrative expenses	125,266	120,602	490,658	468,292
Restructuring and lease charges, net	9,130	-	18,963	17,987

Operating income from continuing operations	48,321	49,587	153,601	121,922

Interest income	(290)	(258)	(832)	(1,035)
Interest expense	3,954	3,924	15,891	16,008
Gain on step acquisition	-	-	(25,586)	-
Other (income) expense, net	(196)	(837)	2,144	814

Income from continuing operations before income taxes	44,853	46,758	161,984	106,135

Provision for income taxes	2,291	13,838	26,062	31,800

Net income from continuing operations	42,562	32,920	135,922	74,335

Income from discontinued operations, before tax	2,462	6,921	24,138	18,883
Gain (loss) on disposition of discontinued operations, before tax	315,323	681	317,896	(2,991)
Taxes on discontinued operations and dispositions	71,853	576	94,037	4,628

Income from discontinued operations and dispositions, net of income taxes	245,932	7,026	247,997	11,264

Net income	$288,494	$39,946	$383,919	$85,599

Diluted earnings per share:
Continuing operations	$0.36	$0.28	$1.15	$0.64

Income from discontinued operations and dispositions, net of income taxes	2.09	0.06	2.10	0.10

Net income	$2.46	$0.34	$3.25	$0.73

Weighted average diluted shares of common stock outstanding	117,487	116,900	117,982	116,590

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP diluted EPS from continuing operations	$0.36	$0.28	$1.15	$0.64
Amortization of intangible assets, net of income taxes	0.08	0.08	0.33	0.30
Purchase accounting adjustments, net of income taxes	0.01	0.01	(0.18)	0.02
Gain on sale of building, net of income taxes	-	-	(0.02)	-
Significant tax credits	(0.07)	-	(0.07)	-
Restructuring and lease charges, net of income taxes	0.06	-	0.12	0.11
Adjusted EPS	$0.44	$0.37	$1.33	$1.07

PerkinElmer, Inc. and Subsidiaries
SALES AND OPERATING PROFIT (LOSS)

		Three Months Ended		Twelve Months Ended
(In thousands)		January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010

Human Health	Sales	$215,742	$192,983	$796,310	$731,649
	OP$ reported	23,868	24,581	96,474	80,581
	OP% reported	11.1%	12.7%	12.1%	11.0%
	Amortization of intangible assets	12,225	11,341	46,699	41,305
	Purchase accounting adjustments	444	1,102	2,021	3,152
	Gain on sale of building	-	-	(3,356)	-
	Restructuring and lease charges, net	4,590	-	10,448	9,185
	OP$ adjusted	41,127	37,024	152,286	134,223
	OP% adjusted	19.1%	19.2%	19.1%	18.3%

Environmental Health	Sales	254,228	235,493	908,036	819,117
	OP$ reported	30,482	33,110	92,295	75,518
	OP% reported	12.0%	14.1%	10.2%	9.2%
	Amortization of intangible assets	3,610	3,227	14,022	12,811
	Purchase accounting adjustments	469	(44)	1,505	348
	Restructuring and lease charges, net	4,540	-	8,515	8,802
	OP$ adjusted	39,101	36,293	116,337	97,479
	OP% adjusted	15.4%	15.4%	12.8%	11.9%

Corporate	OP$ reported	(6,029)	(8,104)	(35,168)	(34,177)

Continuing Operations	Sales	$469,970	$428,476	$1,704,346	$1,550,766
	OP$ reported	48,321	49,587	153,601	121,922
	OP% reported	10.3%	11.6%	9.0%	7.9%
	Amortization of intangible assets	15,835	14,568	60,721	54,116
	Purchase accounting adjustments	913	1,058	3,526	3,500
	Gain on sale of building	-	-	(3,356)	-
	Restructuring and lease charges, net	9,130	-	18,963	17,987
	OP$ adjusted	$74,199	$65,213	$233,455	$197,525
	OP% adjusted	15.8%	15.2%	13.7%	12.7%

SALES AND REPORTED OPERATING PROFIT (LOSS) PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Twelve Months Ended
	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010
(In thousands)

Operating activities:
Net income	$288,494	$39,946	$383,919	$85,599
Add: income from discontinued operations and dispositions, net of income taxes	(245,932)	(7,026)	(247,997)	(11,264)
Net income from continuing operations	42,562	32,920	135,922	74,335
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	2,064	3,702	12,416	13,995
Restructuring and lease charges, net	9,130	-	18,963	17,987
Amortization of deferred debt issuance costs	707	635	2,613	2,540
Depreciation and amortization	23,293	22,816	89,163	80,762
Amortization of acquired inventory revaluation	-	856	-	1,141
Gains on step acquisitions and dispositions, net	-	-	(28,942)	-
Changes in assets and liabilities which (used) provided cash, excluding effects from companies purchased and divested:
Accounts receivable, net	(37,201)	(16,096)	(38,103)	(30,439)
Inventories, net	541	7,488	(22,630)	(4,474)
Accounts payable	19,013	(474)	27,789	(10,435)
Accrued expenses and other	(13,845)	3,837	(29,988)	(17,564)
Net cash provided by operating activities of continuing operations	46,264	55,684	167,203	127,848
Net cash (used in) provided by operating activities of discontinued operations	(17,342)	7,415	(2,950)	20,874
Net cash provided by operating activities	28,922	63,099	164,253	148,722

Investing activities:
Capital expenditures	(10,764)	(10,696)	(33,646)	(25,516)
Proceeds from dispositions of property, plant and equipment, net	-	-	11,014	-
Changes in restricted cash balances	80	-	(1,120)	1,412
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(1,386)	-	(150,374)	(101,926)
Net cash used in investing activities of continuing operations	(12,070)	(10,696)	(174,126)	(126,030)
Net cash provided by (used in) investing activities of discontinued operations	464,708	(38)	469,275	(27,837)
Net cash provided by (used in) investing activities	452,638	(10,734)	295,149	(153,867)

Financing Activities:
Payments on debt	(351,000)	(85,500)	(508,846)	(361,547)
Proceeds from borrowings	107,000	67,000	368,000	406,500
Payments of debt issuance costs	-	-	(72)	(7)
Payments on other credit facilities	(38)	(37)	(149)	(116)
Payments for acquisition related contingent consideration	-	-	(136)	-
Tax benefit from exercise of common stock options	2,323	192	2,405	222
Proceeds from issuance of common stock under stock plans	13,864	3,982	29,035	6,244
Purchases of common stock	(71,773)	(0)	(72,768)	(14,619)
Dividends paid	(8,263)	(8,173)	(32,992)	(32,701)
Net cash (used in) provided by financing activities of continuing operations	(307,887)	(22,536)	(215,523)	3,976
Net cash used in financing activities of discontinued operations	-	-	(2,844)	(1,564)
Net cash (used in) provided by financing activities	(307,887)	(22,536)	(218,367)	2,412

Effect of exchange rate changes on cash and cash equivalents	(4,575)	(708)	(656)	3,330

Net increase in cash and cash equivalents	169,098	29,121	240,379	597
Cash and cash equivalents at beginning of period	250,988	150,586	179,707	179,110
Cash and cash equivalents at end of period	$420,086	$179,707	$420,086	$179,707

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	January 2, 2011	January 3, 2010

Current assets:
Cash and cash equivalents	$420,086	$179,707
Accounts receivable, net	356,763	320,180
Inventories, net	207,278	178,666
Other current assets	71,570	108,930
Current assets of discontinued operations	29,342	96,535
Total current assets	1,085,039	884,018

Property, plant and equipment:
At cost	416,835	392,663
Accumulated depreciation	(255,015)	(239,637)
Property, plant and equipment, net	161,820	153,026
Marketable securities and investments	1,350	2,287
Intangible assets, net	424,248	442,675
Goodwill	1,504,815	1,419,485
Other assets, net	32,101	43,625
Long-term assets of discontinued operations	-	113,924
Total assets	$3,209,373	$3,059,040

Current liabilities:
Short-term debt	$2,255	$146
Accounts payable	161,042	133,792
Accrued restructuring and integration costs	22,611	14,350
Accrued expenses	323,038	295,712
Current liabilities of discontinued operations	6,256	53,204
Total current liabilities	515,202	497,204

Long-term debt	424,000	558,197
Long-term liabilities	344,353	363,905
Long-term liabilities of discontinued operations	-	10,777
Total liabilities	1,283,555	1,430,083

Commitments and contingencies

Total stockholders' equity	1,925,818	1,628,957
Total liabilities and stockholders' equity	$3,209,373	$3,059,040

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)	PKI
	Three Months Ended
	January 2, 2011		January 3, 2010
Adjusted gross margin:
GAAP gross margin	$208.3	44.3%	$193.8	45.2%
Amortization of intangible assets	11.2	2.4%	9.7	2.3%
Purchase accounting adjustments	0.2	0.0%	1.0	0.2%
Adjusted gross margin	$219.7	46.7%	$204.6	47.8%

Adjusted SG&A:
GAAP SG&A	$125.3	26.7%	$120.6	28.1%
Amortization of intangible assets	(4.3)	-0.9%	(4.3)	-1.0%
Purchase accounting adjustments	(0.7)	-0.2%	(0.0)	0.0%
Adjusted SG&A	$120.3	25.6%	$116.3	27.1%

Adjusted R&D:
GAAP R&D	$25.6	5.4%	$23.7	5.5%
Amortization of intangible assets	(0.4)	-0.1%	(0.5)	-0.1%
Adjusted R&D	$25.2	5.4%	$23.1	5.4%

Adjusted operating profit:
GAAP operating profit	$48.3	10.3%	$49.6	11.6%
Amortization of intangible assets	15.8	3.4%	14.6	3.4%
Purchase accounting adjustments	0.9	0.2%	1.1	0.2%
Restructuring and lease charges, net	9.1	1.9%	-	0.0%
Adjusted operating profit	$74.2	15.8%	$65.2	15.2%

	PKI
	Three Months Ended
	January 2, 2011		January 3, 2010
Adjusted EPS:
GAAP EPS	$2.46		$0.34
Discontinued operations, net of income taxes	2.09		0.06
GAAP EPS from continuing operations	0.36		0.28
Amortization of intangible assets, net of income taxes	0.08		0.08
Purchase accounting adjustments, net of income taxes	0.01		0.01
Significant tax credits	(0.07)		-
Restructuring and lease charges, net of income taxes	0.06		-
Adjusted EPS	$0.44		$0.37

	Human Health
	Three Months Ended
	January 2, 2011		January 3, 2010
Adjusted operating profit:
GAAP operating profit	$23.9	11.1%	$24.6	12.7%
Amortization of intangible assets	12.2	5.7%	11.3	5.9%
Purchase accounting adjustments	0.4	0.2%	1.1	0.6%
Restructuring and lease charges, net	4.6	2.1%	-	0.0%
Adjusted operating profit	$41.1	19.1%	$37.0	19.2%

	Environmental Health
	Three Months Ended
	January 2, 2011		January 3, 2010
Adjusted operating profit:
GAAP operating profit	$30.5	12.0%	$33.1	14.1%
Amortization of intangible assets	3.6	1.4%	3.2	1.4%
Purchase accounting adjustments	0.5	0.2%	(0.0)	0.0%
Restructuring and lease charges, net	4.5	1.8%	-	0.0%
Adjusted operating profit	$39.1	15.4%	$36.3	15.4%

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)	PKI
	Twelve Months Ended
	January 2, 2011		January 3, 2010
Adjusted gross margin:
GAAP gross margin	$758.6	44.5%	$699.0	45.1%
Amortization of intangible assets	42.5	2.5%	36.3	2.3%
Purchase accounting adjustments	0.7	0.0%	1.8	0.1%
Adjusted gross margin	$801.8	47.0%	$737.1	47.5%

Adjusted SG&A:
GAAP SG&A	$490.7	28.8%	$468.3	30.2%
Amortization of intangible assets	(16.6)	-1.0%	(15.8)	-1.0%
Purchase accounting adjustments	(2.8)	-0.2%	(1.7)	-0.1%
Gain on sale of building	3.4	0.2%	-	0.0%
Adjusted SG&A	$474.6	27.8%	$450.9	29.1%

Adjusted R&D:
GAAP R&D	$95.4	5.6%	$90.8	5.9%
Amortization of intangible assets	(1.6)	-0.1%	(2.0)	-0.1%
Adjusted R&D	$93.8	5.5%	$88.8	5.7%

Adjusted operating profit:
GAAP operating profit	$153.6	9.0%	$121.9	7.9%
Amortization of intangible assets	60.7	3.6%	54.1	3.5%
Purchase accounting adjustments	3.5	0.2%	3.5	0.2%
Gain on sale of building	(3.4)	-0.2%	-	0.0%
Restructuring and lease charges, net	19.0	1.1%	18.0	1.2%
Adjusted operating profit	$233.5	13.7%	$197.5	12.7%

	PKI
	Twelve Months Ended
	January 2, 2011		January 3, 2010
Adjusted EPS:
GAAP EPS	$3.25		$0.73
Discontinued operations, net of income taxes	2.10		0.10
GAAP EPS from continuing operations	1.15		0.64
Amortization of intangible assets, net of income taxes	0.33		0.30
Purchase accounting adjustments, net of income taxes	(0.18)		0.02
Gain on sale of building, net of income taxes	(0.02)		-
Significant tax credits	(0.07)		-
Restructuring and lease charges, net of income taxes	0.12		0.11
Adjusted EPS	$1.33		$1.07

	PKI
			FY2011

Adjusted EPS:			Projected
GAAP EPS from continuing operations			$1.19 - 1.27
Amortization of intangible assets, net of income taxes			0.37
Purchase accounting adjustments, net of income taxes			-
Adjusted EPS			$1.56 - 1.64

	Human Health
	Twelve Months Ended
	January 2, 2011		January 3, 2010
Adjusted operating profit:
GAAP operating profit	$96.5	12.1%	$80.6	11.0%
Amortization of intangible assets	46.7	5.9%	41.3	5.6%
Purchase accounting adjustments	2.0	0.3%	3.2	0.4%
Gain on sale of building	(3.4)	-0.4%	-	0.0%
Restructuring and lease charges, net	10.4	1.3%	9.2	1.3%
Adjusted operating profit	$152.3	19.1%	$134.2	18.3%

	Environmental Health
	Twelve Months Ended
	January 2, 2011		January 3, 2010
Adjusted operating profit:
GAAP operating profit	$92.3	10.2%	$75.5	9.2%
Amortization of intangible assets	14.0	1.5%	12.8	1.6%
Purchase accounting adjustments	1.5	0.2%	0.3	0.0%
Restructuring and lease charges, net	8.5	0.9%	8.8	1.1%
Adjusted operating profit	$116.3	12.8%	$97.5	11.9%

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

PKI
Q4 2010
Organic revenue growth:
Reported revenue growth	10%
Less: effect of foreign exchange rates	-1%
Less: effect of acquisitions	1%
Organic revenue growth	9%

Human Health
Q4 2010
Organic revenue growth:
Reported revenue growth	12%
Less: effect of foreign exchange rates	-1%
Less: effect of acquisitions	3%
Organic revenue growth	10%

Environmental Health
Q4 2010
Organic revenue growth:
Reported revenue growth	8%
Less: effect of foreign exchange rates	-1%
Less: effect of acquisitions	0%
Organic revenue growth	9%

PKI
FY 2010
Organic revenue growth:
Reported revenue growth	10%
Less: effect of foreign exchange rates	0%
Less: effect of acquisitions	2%
Organic revenue growth	8%

Human Health
FY 2010
Organic revenue growth:
Reported revenue growth	9%
Less: effect of foreign exchange rates	0%
Less: effect of acquisitions	4%
Organic revenue growth	6%

Environmental Health
FY 2010
Organic revenue growth:
Reported revenue growth	11%
Less: effect of foreign exchange rates	0%
Less: effect of acquisitions	0%
Organic revenue growth	11%

Organic Revenue and Organic Revenue Growth

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term performance trends and to assess our ability to invest in the business. Organic revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of foreign currency translation from these measures because foreign currency translation is subject to volatility and can obscure underlying trends. We exclude the effect of acquisitions because acquisition activity can vary dramatically between reporting periods and between us and our peers, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, and inventory fair value adjustments related to business acquisitions, and including estimated revenue from contracts acquired in the acquisition of ViaCell, Inc., or ViaCell, that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in the business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. In addition, inventory fair value adjustments related to business acquisitions charges also do not represent what our management and what we believe our investors consider to be costs used in producing our products. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the gain on sale of building. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the gain on sale of building from these measures because intangibles amortization charges, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the gain on sale of building do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level.

Adjusted Operating Profit, Adjusted Operating Income and Adjusted Operating Profit Margin

We use the term “adjusted operating profit,” or “adjusted operating income,” to refer to GAAP operating profit, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, and restructuring and lease charges, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted operating profit is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, and restructuring and lease charges from adjusted gross margin. We use the related term “adjusted operating profit margin” to refer to adjusted operating profit as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating profit also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating profit to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and lease charges because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Earnings Per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, restructuring and lease charges, the gain on the step acquisition, and income from significant tax credits, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting the items above included in adjusted gross margin, adjusted R&D expense, adjusted SG&A expense, restructuring and lease charges, the gain on the step acquisition, and provision for taxes related to these items, and income from significant tax credits, from GAAP earnings per share. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, restructuring and lease charges, the gain on the step acquisition, and income from significant tax credits, as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

The fourth quarter tax effect on adjusted EPS for discontinued operations was an expense of $0.61 in 2010 and an expense of $0.00 in 2009, amortization of intangible assets was an expense of $0.06 in 2010 and an expense of $0.04 in 2009, restructuring and lease charges was an expense of $0.02 in 2010, and significant tax credits was a benefit of $0.07 in 2010. The fourth quarter tax effect on adjusted EPS for each of the remaining items (inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules) was $0.00 for both 2010 and 2009. The full year tax effect on adjusted EPS for discontinued operations was an expense of $0.80 in 2010 and an expense of $0.04 in 2009, amortization of intangible assets was an expense of $0.19 in 2010 and an expense of $0.16 in 2009, the gain on sale of building was a benefit of $0.01 in 2010, the gain on the step acquisition was a benefit of $0.01 in 2010, restructuring and lease charges was an expense of $0.04 in both 2010 and 2009, and significant tax credits was a benefit of $0.07 in 2010. The full year tax effect on adjusted EPS for each of the remaining items (inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules) was $0.00 for both 2010 and 2009. The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, the gain on the step acquisition, restructuring and lease charges, and the estimated revenue from contracts acquired in the ViaCell acquisition is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision.

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The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
Investor Relations:
PerkinElmer, Inc.
David C. Francisco, 781-663-5677
dave.francisco@perkinelmer.com
or
Media Contact:
PerkinElmer, Inc.
Stephanie R. Wasco, 781-663-5701
stephanie.wasco@perkinelmer.com